PUBLICATION PURSUANT TO ART. 122 DECREE LAW 24.2.1998, No. 58 AND
      APPLICABLE DISPOSITIONS OF CONSOB DECISION N. 11971 DATED 14.5.1999
                           (AND FOLLOWING AMENDMENTS)

      We hereby communicate that since March 2nd, 2007, following the effect of the partial proportional spin-off of the participations held, directly and indirectly by Edizione Holding S.p.A. (legal siege in Treviso, Calmaggiore 23, registered at the Business Register of Treviso under no. 00778430264) in the utilities and infrastructures sector pro Sintonia S.p.A. (legal siege in Milan, Corso di Porta Vittoria 16, registered at the Business Register of Milan under no. 05649570966), this last company replaces Edizione Holding in all the relationships and in all the obligation due to such participations, included the following shareholders agreements:

- AGREEMNET BETWEEN THE ROMITI FAMILY, CLESSIDRA S.G.R. S.P.A., CAPITALIA PARTECIPAZIONI S.P.A. ED EDIZIONE HOLDING S.P.A., signed on December 16, 2005, regulating some issues in the relationships between the shareholders of Investimenti Infrastrutture S.p.A., and the exercise by Investimenti Infrastrutture of its rights as shareholder of Gemina S.p.A. and as participant to the related Voting Trust;

- AGREEMENT BETWEEN PIRELLI & C., EDIZIONE FINANCE INTERNATIONAL S.A. AND EDIZIONE HOLDING S.P.A., signed on August 7, 2001 and afterwards modified on September 14, 2001 and on February 13, 2002, regarding the participation held in Olimpia S.p.A. and the exercise by the same of its rights as shareholder of Telecom Italia S.p.A.;

- AGREEMENT BETWEEN PIRELLI & C., EDIZIONE FINANCE INTERNATIONAL S.A., EDIZIONE HOLDING S.P.A., OLIMPIA S.P.A., ASSICURAZIONI GENERALI S.P.A. AND E MEDIOBANCA S.P.A., signed on October 18, 2006, to ensure continuity and stability of the proprietary structure of the Telecom Group.;

- AGREEMENT BETWEEN EDIZIONE FINANCE INTERNATIONAL S.A., ASSICURAZIONI GENERALI S.P.A., FONDAZIONE CASSA DI RISPARMIO DI TORINO, ACESA ITALIA S.R.L. AND UNICREDIT BANCA D'IMPRESA S.P.A., signed on January 28, 2005, regarding the participation held in Schemaventotto S.p.A. and in Autostrade S.p.A. and that Edizione Holding S.p.A. has signed as parent company of Edizione Finance Internazionale S.A. with the sole purpose to guarantee the precise fulfilment of the obligations provided for by such agreement.

      We also communicate that Edizione Finance International S.A. has changed the company's name into "Sintonia S.A."

Such changes will be communicated to the related Business Registers by the legal terms.


                                                            Milan, March 9, 2007